Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Genesis Biopharma, Inc. 2011 Equity Incentive Plan and the Lion Biotechnologies, Inc. 2014 Equity Incentive Plan of our reports dated March 16, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting of Lion Biotechnologies, Inc. which appear in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ WEINBERG & COMPANY, P.A.

Los Angeles, California

June 18, 2015